Geo Point Technologies, Inc.
Announces LOI to Acquire Kazakh Oil Refinery

New oil refinery located in southern Kazakhstan;
LOI signals shift of emphasis for Geo Point

SALT LAKE CITY, April 5, 2010 -- Geo Point Technologies, Inc. (OTC Bulletin Board: GNNC), a provider of resources and expertise to resolve environmental compliance problems involving soil and groundwater assessment, monitoring and remediation, disposal and recycling and complete gasoline service station retrofitting, today announced that it has entered into a letter of intent to acquire Sinur Oil LLP.  Sinur Oil is a development stage oil refining company with operations in the southern region of Kazakhstan.  The company produces high quality diesel, gasoline and export grade mazut (fuel oil) from crude oil.

Using a new patented oil refining technology, Sinur Oil has built a near zero emissions “micro” oil refinery, expected to process approximately 2,000 tons of crude oil per month, and is scheduled to begin operations this week.  The refinery uses electromagnetic induction in place of traditional open flame combustion.  In announcing this acquisition, Geo Point president, Jeffrey Jensen, also disclosed that Sinur Oil has commitments in place, both for the supply of crude and for the sale of 100% of its output.  Closing is expected to occur within 90 days.  Terms of the transaction were not disclosed, other than that it would be a stock for stock transaction.

“We believe the technology has the advantage of being small enough to be deployed in smaller markets with lower capital expenditures and less available crude oil,” added Mr. Jensen.  “The property on which the plant is located has land space and a rail spur to allow expansion of at least three additional refineries.  With continued high demand for refined oil in this part of the world, we look forward to expanding our markets in a methodical manner.”

About Geo Point Technologies

Geo Point Technologies Inc. provides geological and earth study services related to: land surveying for new construction; soil testing and environmental risk and impact assessments; and natural resource assessments with an emphasis on oil and gas deposit discovery.

Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (v) the risk factors disclosed in the Company’s periodic reports filed with the SEC. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk factors disclosed in the company’s quarterly and annual reports filed with the SEC.

Contact:
Geo Point Technologies, Inc.
1306 East Edinger Avenue, Unit C
Santa Ana, CA  92705
info@geopointtech.com